Exhibit 10.3

Martha Stewart

c/o Martha Stewart Living Omnimedia, Inc.

601 West 26th Street

New York, New York 10001

Dear Martha:

You and the Company have mutually agreed to extend the term of your currently effective employment agreement, so that it will continue in effect until June 30, 2012, instead of expiring on March 31, 2012. The purpose of this extension is to allow you and the Company to negotiate the terms of a new, mutually acceptable employment agreement, which, if entered into, would be effective as of April 1, 2012. The parties will negotiate in good faith with the objective of entering into such new, mutually acceptable agreement as soon as practicable, but not later than June 30, 2012. Other than extending the term hereunder, all of the other provisions of your employment agreement shall remain in full force and effect (unless and solely to the extent that the mutually agreed new employment agreement expressly provides for different terms to have retroactive effect from and after April 1).

If you agree that the foregoing properly sets forth our agreement regarding the extension of your current employment agreement, please execute both copies of this letter, returning one to me and keeping the other for your files.

Sincerely,

/s/ Daniel Taitz
Daniel M. Taitz. Esq.
Chief Administrative Officer and General Counsel

Agreed and Accepted:

/s/ Martha Stewart
Martha Stewart

MARTHA STEWART LIVING OMNIMEDIA

601 West 26th Street, 9th Floor, New York, NY 10001 PHONE 212 389 4000 WEB marthastewart.com